Exhibit 18

February 5, 2016

The Board of Directors

Helmerich & Payne, Inc.

1437 South Boulder Avenue

Tulsa, Oklahoma 74119

Ladies and Gentlemen:

Note 1 of Notes to Consolidated Condensed Financial Statements of Helmerich & Payne, Inc. included in its Form 10-Q for the quarter ended December 31, 2015 describes a change in the method of accounting whereby the Company eliminated a one-month lag previously used for purposes of consolidating its foreign operations. There are no authoritative criteria for determining a ‘preferable’ method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to September 30, 2015, and therefore we do not express any opinion on any financial statements of Helmerich & Payne, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP
Tulsa, Oklahoma